Exhibit 10.2

Execution Version

INSIDER LETTER AGREEMENT

February 23, 2022

Clean Earth Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Re:     Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Clean Earth Acquisitions Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc., as representative (the “Representative”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 23,000,000 of the Company’s units (including 3,000,000 units that may be purchased pursuant to the Underwriters’ option to purchase additional units, the “Units”), each comprising of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), one right to receive one-tenth (1/10) of one share of Common Stock (each, a “Right”) and one-half of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 1 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Clean Earth Acquisitions Sponsor, LLC (the “Sponsor”) and each of the undersigned (each, an “Insider” and, collectively, the “Insiders”) hereby agree with the Company as follows:

1. Definitions. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 7,666,667 shares of Class B common stock of the Company, par value $0.0001 per share, outstanding prior to the consummation of the Public Offering; (iii) “Private Placement Units” shall mean the units, each consisting of one share of Common Stock (the “Private Placement Share”) and one-half of one warrant to purchase shares of Common Stock of the Company at a price of $11.50 per share, subject to adjustment, (the “Private Placement Warrant”) that will be acquired by the Sponsor for an aggregate purchase price of $8,000,000 (or up to $8,900,000 if the Underwriters exercise their option to purchase additional Units), or $10.00 per Private Placement Unit, in a private placement that shall close simultaneously with the consummation of the Public Offering (including Common Stock issuable upon conversion of the warrants contained in the Private Placement Units); (iv) “Public Stockholders” shall mean the holders of Common Stock included in the Units issued in the Public Offering; (v) “Public Shares” shall mean the Common Stock included in the Units issued in the Public Offering; (vi) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Units shall be deposited; (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “Charter” shall mean the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

2. Representations and Warranties.

(a) The Sponsor and each Insider, with respect to itself, herself or himself, represent and warrant to the Company that it, she or he has the full right and power, without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement. Each Insider that is a Director or Officer represents and warrants on behalf of himself or herself that she or he has the full right and power without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement to serve as an officer of the Company and/or a director on the Company’s Board of Directors (the “Board”), as applicable, and each such Insider hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.

(b) Each Insider that is a natural person represents and warrants, with respect to herself or himself, that such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background; and such Insider’s questionnaire furnished to the Company is true and accurate in all material respects. Each such Insider represents and warrants that such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and such Insider has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

3. Business Combination Vote. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Sponsor. The Sponsor and each Insider, with respect to itself, herself or himself, agrees that if the Company seeks stockholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it, she or he, as applicable, shall vote all Founder Shares and any Public Shares held by it, her or him, as applicable, in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such stockholder approval.

4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider that is a natural person hereby agree, with respect to itself, herself or himself, that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor and each such Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares unless the Company provides its Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any, divided by the number of then-outstanding Public Shares.

(b) The Sponsor and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, her or him, if any. The Sponsor and each of the Insiders hereby further waive, with respect to any Founder Shares and Public Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).

5. Lock-up; Transfer Restrictions.

(a) The Sponsor and the Insiders agree that they shall not Transfer any Founder Shares (the “Founder Shares Lock-up”) until the earliest of (A) one year after the completion of an initial Business Combination and (B) following the completion of an initial Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.

(b) The Sponsor and Insiders agree that they shall not effectuate any Transfer of Private Placement Units, Private Placement Shares, Private Placement Warrants or Common Stock underlying such Private Placement Warrants until 30 days after the completion of an initial Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 5(a) and (b), Transfers of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and Common Stock underlying the Private Placement Warrants are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants or Common Stock, as applicable, were originally purchased; (f) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination; (h) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (i) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

(d) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, Transfer any Units, Common Stock, Warrants or any other securities convertible into, or exercisable or exchangeable for, Common Stock held by it, her or him, as applicable, subject to certain exceptions enumerated in Section 5(g) of the Underwriting Agreement.

6. Unvested Founder Shares.

(a) The Sponsor agrees that upon and subject to the completion of the Business Combination (the “Business Combination Closing”), approximately 33% of the Founder Shares then held by the Sponsor (or held by transferees permitted by paragraph 5(c)) shall be considered to be newly unvested shares, which shall vest only if the Share Price Level (as defined below) is achieved after the Business Combination Closing but before the tenth anniversary of the Business Combination Closing.

(b) In the event the Share Price Level (as defined below) is achieved before the first anniversary of the Business Combination Closing, the unvested Founder Shares will vest on the first anniversary of the Business Combination Closing.

(b) The Sponsor agrees that it shall not Transfer any unvested Founder Shares prior to the date such Founder Shares become vested, except to the extent permitted by paragraph 5(c) or 6(c).

(c)  Founder Shares, if any, that remain unvested at the tenth anniversary of the Business Combination Closing will be forfeited, and shall be transferred by the Sponsor to the Company without any consideration for such transfer. For the avoidance of doubt, the Founder Shares owned by the individual Insiders other than the Sponsor shall not be subject to vesting or forfeiture.

(d)  For purposes of this paragraph 6, the “Share Price Level” will be considered achieved only if the closing price of the Common Stock on the Nasdaq Capital Market (or other exchange or other market where the Common Stock is then traded) equals or exceeds $12.50 for any 20 trading days within a 30 trading day period on or after the first anniversary of the Business Combination Closing but before the tenth anniversary of the Business Combination Closing. The Share Price Level will be equitably adjusted on account of any share split, reverse share split or similar equity restructuring transaction.

(e) Notwithstanding the foregoing, in the event the Company enters into a binding agreement on or before the tenth anniversary of the Business Combination Closing with respect to a Sale (as defined below), all unvested Founder Shares shall vest on the day prior to the closing of such Sale. “Sale” shall mean the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Business Combination): (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of the Company immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, other than such sale or other disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

7.  Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations, as applicable under paragraphs 3, 4, 5, 6, 7, 11 and 12, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

8. Payments by the Company. Except as disclosed in the Prospectus, neither the Sponsor nor any affiliate of the Sponsor nor any director or officer of the Company nor any affiliate of the officers shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

9. Director and Officer Liability Insurance. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider that is a director or officer shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

10. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period and (ii) the liquidation of the Company.

11. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

12. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their option to purchase additional Units within 45 days from the date of the Prospectus in full (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares so that the number of Founder Shares will equal 25% of the sum of the total number of Common Stock and Founder Shares outstanding at such time. The Sponsor and Insiders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a stock split, stock dividend, reverse stock split or stock repurchase, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 25% of the sum of the total number of Common Stock and Founder Shares outstanding at such time.

13. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

15. Counterparts. This Letter Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

16. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

17. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[Signature Page Follows]

Sincerely,

CLEAN EARTH ACQUISITIONS SPONSOR, LLC

By:	/s/ Alex Greystoke
Name:	Alex Greystoke
Title:	Managing Member

[Signature Page to Insider Letter Agreement]

/s/ Aaron T. Ratner
Aaron T. Ratner Chief Executive Officer

/s/ Martha F. Ross
Martha F. Ross Chief Financial Officer and Chief Operating Officer

/s/ Nicholas Parker
Nicholas Parker Director

/s/ Candice Beaumont
Candice Beaumont Director

/s/ Bradford Allen
Bradford Allen Director

/s/ Michael R. Vahrenkamp
Michael R. Vahrenkamp Director

[Signature Page to Insider Letter Agreement]

Acknowledged and Agreed:

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron Ratner
	Name:	Aaron Ratner
	Title:	Chief Executive Officer

[Signature Page to Insider Letter Agreement]

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